Exhibit 99.1

FOR IMMEDIATE RELEASE

                  SPECTRUM CONTROL ACQUIRES JDK CONTROLS, INC.
                    Creates New Sensors and Controls Business

         Fairview, PA, October 31, 2005 -----Spectrum Control, Inc. (NASDAQ:
SPEC), a leading designer and manufacturer of electronic control products and systems, announced today that it has acquired all of the outstanding common stock of JDK Controls, Inc. ("JDK"). JDK, based in Grass Valley, California, is a designer and manufacturer of precision co-molded conductive plastic potentiometers and assemblies. The total purchase price of the acquisition, including the payoff of certain JDK indebtedness, was $4.1 million. The purchase price was entirely funded with Spectrum Control's available cash reserves.

         Dick Southworth, Spectrum Control's President and Chief Executive Officer, commented, "With this acquisition, our fourth in the last 20 months, we continue to execute our strategic plan of product expansion and market diversification. Potentiometers (electro-mechanical control devices, converting rotary or linear motion) represent a new product area for us with expanded market opportunities. In addition to aerospace and military markets, JDK's products also serve various commercial markets which comprise approximately 40% of JDK's total annual sales. Major applications for JDK products include medical and meteorological instruments, animatronics and robotics, aircraft flap position actuators, cockpit instrumentation, missile programs, military vehicles, fighter aircraft, security camera positioning controls, and various automotive controls. These products and applications will provide the base upon which we will build our new Sensors and Controls business segment. We believe this new business is a natural complement and extension of our existing three business segments of Signal and Power Integrity Products, RF and Microwave Components and Systems, and Power Management Systems. Based upon current market conditions and customer order rates, we expect JDK product sales to be approximately $8 million during the next twelve months," he concluded.

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FORWARD LOOKING INFORMATION

         This release contains statements concerning future sales of JDK Controls, Inc. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include the ability of Spectrum Control to successfully integrate the acquired business with its existing operations and other factors generally affecting the Company's businesses. For factors generally affecting Spectrum Control's businesses, please see the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that have been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT SPECTRUM CONTROL

         Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are telecommunications equipment and military/aerospace, with applications in wireless base stations, broadband switching equipment, global positioning systems, secure communications, smart weapons and munitions, and avionic upgrades. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

         For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

         Corporate Headquarters        Investor Relations
         8031 Avonia Road              John P. Freeman, Senior Vice President
         Fairview, PA 16415            and Chief Financial Officer
         Phone: 814/474-2207           Spectrum Control, Inc.
         Fax:   814/474-2208           Phone: 814/474-4310